Exhibit 5.1

Proskauer Rose LLP 1001 Pennsylvania Avenue, NW Suite 600 South Washington, DC 20004-2533

October 11, 2024

Church & Dwight Co., Inc.

500 Charles Ewing Blvd.

Ewing, New Jersey 08628

Ladies and Gentlemen:

We are acting as counsel to Church & Dwight Co., Inc., a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-8 with exhibits thereto (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to the registration of 750,000 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), that may be issued and sold by the Company pursuant to the Church & Dwight Co., Inc. Employee Stock Purchase Plan, as approved by the Company’s stockholders (the “Purchase Plan”). Under the Purchase Plan, an aggregate of 750,000 shares of common stock (subject to certain adjustments to reflect changes in the Company’s capitalization) may be purchased by Eligible Employees who become participants in the Purchase Plan.

In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the bylaws of the Company, as amended to date; (iii) certain resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares; (iv) certain resolutions of the Company’s stockholders relating to the adoption of the Purchase Plan; and (v) the Registration Statement.

We have made such examination of law as we have deemed necessary or advisable to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, it is our opinion that, assuming no change in the applicable law or pertinent facts, the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Purchase Plan, including payment of the applicable purchase price therefor, will be validly issued, fully paid and non-assessable.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, DC

October 11, 2024

We limit the opinion we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof, which includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting such provisions of laws, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Plan, the Eligible Employees, or the Shares.

Very truly yours,

/s/ PROSKAUER ROSE LLP